Ten Industrial Way East, Ste 2, Eatontown, NJ 07724 (732) 544-8111 Fax (732) 544-8788 E-Mail: tax@wgpc.net

Wiener, Goodman & Company, P.C.

Certified Public Accountants & Consultants

Joel Wiener, CPA

Gerald Goodman, CPA

Memberships

SEC Practice Section of AICPA
PCPS of AICPA
American Institute of CPA
New Jersey Society of CPA

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Elysian Spa, Inc.

We hereby consent to the incorporation by reference, in the Registration Statement on Form SB-2 of Elysian Spa, Inc., of our report dated June 9, 2006 relating to the financial statements of Elysian Spa, Inc. for the period April 6, 2005 (Date of Formation) through December 31, 2005 and to the use of our name as it appears under the caption “Experts”.

/s/ Wiener, Goodman & Company, P.C.

Wiener, Goodman & Company, P.C.

Certified Public Accountants

September 28, 2006